AMENDMENT NO. 1 TO
SHAREHOLDER RIGHTS AGREEMENT

Amendment No. 1, dated as of January 24, 2007 (the “Amendment”), to the Shareholder Rights Agreement, dated as of October 8, 2002 (the “Rights Agreement”), by and between DOV Pharmaceutical, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Co., a federally chartered trust company (the “Rights Agent”).

WITNESSETH

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may prior to a Section 11(a)(ii) Event (as defined in the Rights Agreement) supplement or amend the Rights Agreement without the approval of any holders of certificates representing shares of common stock of the Company or any other securities of the Company; and

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendments to Section 1.

(a) Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

(ll)  “Debentures” shall mean the Company’s 2.50% Convertible Subordinated Debentures due 2025, issued under that certain Indenture, dated as of December 22, 2004, by and between the Company and Wells Fargo Bank, National Association, as Trustee.

(mm) “Exchange Offer” shall have the meaning set forth in the Restructuring Support Agreement.

(nn) “Noteholders” shall mean the holders of the Debentures.

(oo) “Restructuring Support Agreement” shall mean the Restructuring Support Agreement, dated as of January 24, 2007, by and among the Company and certain Noteholders named therein, as amended from time to time.

(b) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the negotiation, execution and delivery of the Restructuring Support Agreement or any other documents referred to therein, (ii) the exercise by the parties thereto of their respective rights under the Restructuring Support Agreement or any other documents referred to therein, and (iii) the consummation of the Exchange Offer or any of the other transactions contemplated by the Restructuring Support Agreement, shall be deemed to result in any Noteholder or any other Person becoming an Acquiring Person.”

2. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of any of (i) the negotiation, execution and delivery of the Restructuring Support Agreement or any other documents referred to therein, (ii) the exercise by the parties thereto of their respective rights under the Restructuring Support Agreement or any other documents referred to therein, and (iii) the consummation of the Exchange Offer or any of the other transactions contemplated by the Restructuring Support Agreement.”

3. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Shareholder Rights Agreement to be duly executed as of the day and year first above written.

DOV PHARMACEUTICAL, INC.

By:	/s/ Barbara Duncan
Barbara Duncan
President and Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST CO.,
as Rights Agent

By:	/s/ Felix Orihuela
Name: Felix Orihuela
Title: Vice President